Exhibit 10.1

CARLISLE COMPANIES INCORPORATED
PERFORMANCE SHARE AGREEMENT

This Agreement (this “Agreement”) is made as of                          (the “Date of Grant”) by and between Carlisle Companies Incorporated (the “Company”) and                      (the “Grantee”).

1.             Grant of Performance Shares.  Subject to and upon the terms, conditions and restrictions set forth in this Agreement and in the Company’s Executive Incentive Program (the “Program”), the Company hereby grants to the Grantee as of the Date of Grant             performance shares (the “Performance Shares”) for the performance period beginning                                and ending                                    (the “Performance Period”.)  The actual number of Performance Shares earned by the Grantee for the Performance Period shall be based on attainment of the Management Objective described in Section 2.

2.             Management Objective.  The management objective applicable to the Performance Shares is the total shareholder return with respect to the Common Shares of the Company for the Performance Period relative to the total shareholder return of the S&P MidCap 400 Index as reported by Standard & Poor’s for the Performance Period (the “Management Objective”).  The number of Performance Shares earned for achievement of the Management Objective shall be determined from the following table:

Company’s Total Shareholder Return Percentile(1)	Percentage of Performance Shares Earned
Below 25th percentile	0%
25th percentile	50%
50th percentile	100%
75th percentile or above	200%

The percentage of Performance Shares earned for total shareholder return between the 25th and 50th percentile or the 50th and 75th percentile will be determined by linear interpolation.

For purposes of applying the Management Objective, the total shareholder return with respect to the Common Shares of the Company shall be determined by assuming the reinvestment of all dividends as and when paid by the Company and using the average of the closing market prices for a Common Share for the first ten trading days of the Performance Period and the average of the closing market prices for a Common Share for the last ten trading days of the Performance Period.

(1)  Means the Company’s total shareholder return expressed as a percentage of the total shareholder return of the companies comprising the S & P MidCap 400 Index for the Performance Period.

Example.  If the Company’s total shareholder return for the Performance Period is at the 50th percentile of the S & P MidCap 400 Index, the Grantee would earn            Performance Shares.

If the Company’s total shareholder return for the Performance Period is at the 75% percentile of the S & P MidCap 400 Index, the Grantee would earn            Performance Shares.

3.             Distribution of Common Shares and Contingent Dividend Payment.  As soon as practicable after                              (but no later than                           ), the Company shall distribute to the Grantee (a) one Common Share for each whole Performance Share earned by the Grantee and (b) a cash payment equal to the product of the aggregate cash dividends paid by the Company during the Performance Period with respect to a Common Share and the number of whole Performance Shares earned by the Grantee.

4.             Deferral of Distribution of Common Shares.  The Grantee may elect to defer distribution of all (or any portion) of the Common Shares described in Section 3(a).  To be effective, the Grantee must complete and return a written deferral election under the Carlisle Companies Incorporated Nonqualified Deferred Compensation Plan (the “Deferral Plan”) in accordance with procedures established by the administrator of the Deferral Plan.  The Grantee may not elect to defer the contingent dividend payment described in Section 3(b).

5.             Termination of Employment during Performance Period.  Subject to the terms of the Program, if, prior to                       , and while the Grantee is in the employ of the Company and its Subsidiaries, (a) the Grantee dies, (b) the Grantee’s Disability occurs, or (c) the Grantee’s Retirement occurs, 100% of the Performance Shares shall remain outstanding and shall be earned based on attainment of the Management Objective described in Section 2.  The Performance Shares shall be forfeited if the Grantee ceases to be continuously employed by the Company and its Subsidiaries prior to the expiration of the Performance Period for any reason other than the Grantee’s death, Disability or Retirement unless the Compensation Committee in the exercise of its discretion determines otherwise.

6.             Change in Control.  In the event a Change in Control occurs before the end of the Performance Period, 200% of the Performance Shares shall be earned and distributed to the Grantee within fifteen (15) days after the Change in Control.

7.             No Stockholder Rights.  The Performance Shares shall not entitle the Grantee to any rights as a stockholder of the Company.

8.             Award Non-transferable.  The Performance Shares may not be sold, exchanged, assigned, transferred, pledged, encumbered or otherwise disposed of by the Grantee; provided, however, that the Grantee’s rights with respect to such Performance Shares may be transferred by will or pursuant to the laws of descent and distribution.  Any purported transfer or encumbrance in violation of the provisions of this Section 6 shall be void, and the other party to any such purported transaction shall not obtain any rights to or interest in such Performance Shares.

9.             No Employment Contract.  Nothing contained in this Agreement shall confer upon the Grantee any right with respect to continuance of employment by the Company and its Subsidiaries, nor limit or affect in any manner the right of the Company and its Subsidiaries to terminate the employment or adjust the compensation of the Grantee.

10.           Taxes and Withholding.  To the extent that the Company shall be required to withhold any federal, state, local or other taxes in connection with the issuance or vesting of the Performance Shares, and the amounts available to the Company for such withholding are insufficient, the Grantee shall pay such taxes or make provisions that are satisfactory to the Company for the payment thereof.

11.           Amendments.  Subject to the terms of the Program, the Board may modify this Agreement upon written notice to the Grantee.  Any amendment to the Program shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto.  Any waiver of any term or condition or breach of this Agreement shall not be a waiver of any other term or condition or of the same term or condition.

12.           Severability.  In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

13.           Relation to Program.  This Agreement is subject to the terms and conditions of the Program.  This Agreement and the Program contain the entire agreement and understanding of the parties with respect to the subject matter contained in this Agreement, and supersede all prior communications, representations and negotiations in respect thereto.  In the event of any inconsistency between the provisions of this Agreement and the Program, the Program shall govern.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Program.  The Committee acting pursuant to the Program, as constituted from time to time, shall, except as expressly provided otherwise herein, have the right to determine any questions which arise in connection with the grant of Performance Shares.

14.           Successors and Assigns.  Without limiting Section 2 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Grantee, and the successors and assigns of the Company.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer and the Grantee has also executed this Agreement in duplicate, as of the day and year first above written.

CARLISLE COMPANIES INCORPORATED

By:
Name:
Title:

The undersigned hereby acknowledges receipt of an executed original of this Agreement and accepts the award of Performance Shares granted thereunder on the terms and conditions set forth herein and in the Program.

Name

Date: